Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports First Quarter 2016 Financial Results

•	Net loss attributable to the company of $(24.1) million, or $(0.63) per diluted share, for the first quarter of 2016

•	Forward production margins, including corn oil values, have improved since the end of the first quarter

•	Marketing and distribution segment loss expected to be recovered over the remainder of the year

OMAHA, Neb., May 2, 2016 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the first quarter of 2016. Net loss attributable to the company was $(24.1) million, or $(0.63) per diluted share, for the first quarter of 2016 compared with net loss of $(3.3) million, or $(0.09) per diluted share, for the same period in 2015. Revenues were $749.2 million for the first quarter of 2016 compared with $738.4 million for the same period last year.

“The margin environment remained weak, providing little opportunity to generate a profit in the first quarter,” stated Todd Becker, president and chief executive officer. “We focused on maintaining our strong liquidity position to remain well-positioned, not only during this cyclical downturn, but also for future growth opportunities within our supply chain. Our marketing and distribution segment reported an operating loss for the quarter which was primarily related to the valuation of inventories held for forward business that is fully hedged. We anticipate the profits on these positions will be realized over the remainder of this year and operating income for the marketing and distribution segment will remain in the $25 to $30 million range for fiscal 2016.”

During the first quarter, Green Plains produced 247.0 million gallons of ethanol compared with 232.5 million gallons for the same period in 2015. The consolidated ethanol crush margin was $0.5 million, or $0.00 per gallon, for the first quarter of 2016 compared with $14.9 million, or $0.06 per gallon, for the same period in 2015. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil production, plus intercompany storage, transportation and other fees.

“The forward ethanol margin environment has improved since the beginning of the second quarter and we have hedged a portion of our future production,” continued Becker. “We believe the ongoing growth in global and domestic ethanol blending will continue to drive better market fundamentals for the industry and are optimistic the margin environment will improve during the balance of 2016.”

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the first quarter of 2016 was $(5.8) million compared with $19.2 million for the same period last year. As of March 31, 2016, Green Plains had $400.7 million in cash and cash equivalents, and $146.6 million available under revolving credit agreements subject to restrictions and other lending conditions. Total debt outstanding was $776.6 million, including $277.4 million outstanding under working capital revolvers and other short-term borrowing arrangements for the marketing and distribution, and agribusiness segments at March 31, 2016.

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First Quarter 2016 Conference Call Information

On May 3, 2016, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 10 a.m. Eastern time (9 a.m. Central time) to discuss first quarter 2016 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.504.7963 and 719.457.1512, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains’ website at http://investor.gpreinc.com/events.cfm.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes 12 million tons of corn annually, producing over 1.2 billion gallons of ethanol, approximately 3.5 million tons of livestock feed and 275 million pounds of industrial grade corn oil at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words with similar meanings in connection with future operating or financial performance. Such statements are based on management’s current expectations, which are subject to various factors, risks and uncertainties that may cause actual results, outcomes, timing and performance to differ materially from those expressed or implied. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including competition in the industries in which Green Plains operates; commodity market risks, including those resulting from current weather conditions; financial market risks; counterparty risks; risks associated with changes to federal policy or regulation; risks related to closing and achieving anticipated results from acquisitions; risks associated with the joint venture to commercialize algae production; and other risks detailed in Green Plains’ reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2015, and subsequent filings with the SEC. Green Plains is not obligated nor intends to update its forward-looking statements at any time unless it is required by applicable securities laws. Unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.

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Consolidated Financial Results

GREEN PLAINS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015	% Variance
Revenues
Product revenues	$747,183	$736,303	1.5%
Service revenues	2,021	2,085	(3.1)

Total revenues	749,204	738,388
Costs and expenses
Cost of goods sold	724,688	692,429	4.7
Operations and maintenance expenses	8,645	7,032	22.9
Selling, general and administrative expenses	20,372	18,976	7.4
Depreciation and amortization expenses	18,145	15,847	14.5

Total costs and expenses	771,850	734,284

Operating income (loss)	(22,646)	4,104
Other income (expense)
Interest income	410	220	86.4
Interest expense	(10,798)	(9,158)	17.9
Other, net	(1,675)	(931)	79.9

Total other expense	(12,063)	(9,869)

Loss before income taxes	(34,709)	(5,765)
Income tax benefit	(14,893)	(2,447)	*

Net loss	(19,816)	(3,318)
Net income attributable to noncontrolling interest	4,322	—	*

Net loss attributable to Green Plains	$(24,138)	$(3,318)

Earnings per share:
Net loss attributable to Green Plains – basic	$(0.63)	$(0.09)

Net loss attributable to Green Plains – diluted	$(0.63)	$(0.09)

Weighted average shares outstanding:
Basic	38,197	37,803

Diluted	38,197	37,803

*	Percentage variance not considered meaningful.

Results of Operations

Consolidated revenues increased $10.8 million for the three months ended March 31, 2016, compared with the same period in 2015. Revenues from ethanol and cattle sales increased $54.8 million and $11.0 million, respectively, while revenues from grain and natural gas sales decreased $47.9 million and $11.7 million, respectively. Ethanol revenues were affected by increased volumes sold, partially offset by lower average realized prices. Cattle revenues were impacted by higher volumes sold, partially offset by decreased average realized prices. Grain revenues were impacted by lower average realized prices and volumes sold.

Operating income decreased $26.8 million for the three months ended March 31, 2016, compared with the same period last year primarily due to decreased ethanol production margins and losses related to the valuation of natural gas inventories held for forward business that is fully hedged. Interest expense increased $1.6 million for the three months ended March 31, 2016, compared with the same period in 2015 due to higher average borrowing costs and debt balances outstanding during the quarter.

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Earnings per Share

Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS is calculated using the treasury stock method by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities.

GREEN PLAINS INC.

EARNINGS PER SHARE

(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Basic EPS:
Net loss attributable to Green Plains	$(24,138)	$(3,318)
Weighted average shares outstanding – basic	38,197	37,803

EPS – basic	$(0.63)	$(0.09)

Diluted EPS:
Net loss attributable to Green Plains – diluted	$(24,138)	$(3,318)

Weighted average shares outstanding – basic	38,197	37,803
Effect of dilutive convertible debt	—	—
Effect of dilutive stock-based compensation awards	—	—

Weighted average shares outstanding – diluted	38,197	37,803

EPS – diluted	$(0.63)	$(0.09)

Segment Results

Following the initial public offering of Green Plains Partners on July 1, 2015, the company implemented organizational changes during the third quarter of 2015, resulting in four operating segments: (1) ethanol production, which includes the production of ethanol, distillers grains and corn oil, (2) agribusiness, which includes grain handling and storage and cattle feedlot operations, (3) marketing and distribution, which include marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and (4) the partnership, which includes fuel storage and transportation services provided by Green Plains Partners. Prior periods have been reclassified to conform to the revised segment presentation.

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GREEN PLAINS INC.

SEGMENT OPERATIONS

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015	% Variance
Revenues:
Ethanol production	$423,590	$431,722	(1.9%)
Agribusiness	385,392	321,117	20.0
Marketing and distribution	666,716	653,262	2.1
Partnership	23,789	3,396	*
Intersegment eliminations	(750,283)	(671,109)	11.8

	$749,204	$738,388

Cost of goods sold:
Ethanol production	$433,670	$408,332	6.2%
Agribusiness	379,882	315,665	20.3
Marketing and distribution	665,523	644,226	3.3
Partnership	—	—	*
Intersegment eliminations	(754,387)	(675,794)	11.6

	$724,688	$692,429

Operating income (loss):
Ethanol production	$(33,317)	$3,419	*
Agribusiness	3,228	3,210	0.6
Marketing and distribution	(1,904)	4,405	(143.2)
Partnership	13,071	(5,148)	*
Intersegment eliminations	4,104	4,684	(12.4)

Segment operating income (loss)	(14,818)	10,570
Corporate activities	(7,828)	(6,466)	21.1

	$(22,646)	$4,104

*	Percentage variance not considered meaningful.

Ethanol Production Segment

Revenues in the ethanol production segment decreased $8.1 million for the three months ended March 31, 2016, compared with the same period in 2015 primarily due to lower average ethanol and distillers grains prices realized, partially offset by higher volumes produced and sold. The increased volumes produced was due to the acquisition of the Hereford and Hopewell ethanol plants, which produced approximately 24.5 mmg during the three months ended March 31, 2016. Corn oil sold increased modestly for the first quarter of 2016 compared with the same period last year due to higher production levels. The average price realized for corn oil was approximately 21% lower for the first quarter of 2016, compared with the same period in 2015.

Cost of goods sold for the ethanol production segment increased $25.3 million for the three months ended March 31, 2016, compared with the same period last year due to higher production volumes, partially offset by an 11% decrease in average cost per bushel of corn during the first quarter of 2016 compared with the same period last year. As a result of the factors identified above, operating income decreased $36.7 million for the three months ended March 31, 2016, compared with the same period in 2015. Depreciation and amortization expense for the segment was $15.7 million for the three months ended March 31, 2016, compared with $13.7 million for the same period last year.

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GREEN PLAINS INC.

ETHANOL PRODUCTION SEGMENT OPERATING DATA

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015	% Variance
Ethanol sold	246,955	232,493	6.2%
(thousands of gallons)
Distillers grains sold	646	630	2.5%
(thousands of equivalent dried tons)
Corn oil sold	59,839	57,702	3.7%
(thousands of pounds)
Corn consumed	86,531	82,047	5.5%
(thousands of bushels)

Agribusiness Segment

Revenues in the agribusiness segment increased $64.3 million while operating income remained flat for the three months ended March 31, 2016, compared with the same period in 2015. Grain revenues were impacted by increased volumes sold, partially offset by decreased average realized prices. The segment sold 88.0 million bushels of grain, including 86.5 million bushels to the ethanol production segment, during the first quarter of 2016 compared with sales of 70.4 million bushels of grain, including 68.5 million bushels to the ethanol production segment, during the same period last year. Cattle feedlot revenues increased due to a 48% increase in volumes sold during the first quarter of 2016 compared with the same quarter last year, partially offset by decreased average realized prices.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased $13.5 million for the three months ended March 31, 2016, compared with the same period in 2015 due to increased ethanol revenues of $63.2 million as a result of higher volumes sold, partially offset by decreased grain and natural gas revenues of $25.8 million and $22.7 million, respectively. Grain revenues were impacted by lower average realized prices and volumes. Natural gas revenues were impacted by lower average realized prices. The marketing and distribution segment sold 326.2 million gallons and 275.9 million gallons of ethanol for the three months ended March 31, 2016, and 2015, respectively.

Operating income decreased $6.3 million for the three months ended March 31, 2016, compared with the same period in 2015 primarily due to decreased trading margins. Trading margins were $7.9 million lower for the three months ended March 31, 2016, compared with the same period in 2015 due to lower volumes sold and reduction in the valuation of certain inventories held for forward business that is fully hedged. The company anticipates profits on these positions will be realized during the remainder of 2016.

Partnership Segment

As a result of the IPO, the partnership segment received downstream ethanol transportation and storage assets. Expenses related to these contributed assets, such as depreciation, amortization and railcar lease expenses, are reflected in the partnership segment. There are no revenues related to the operation of the contributed ethanol storage and railcar assets in this segment for periods prior to its initial public offering on July 1, 2015, when the storage and transportation agreements became effective.

Revenues generated by the partnership segment from the new ethanol storage and railcar commercial agreements were approximately $20.2 million for the three months ended March 31, 2016. Operating income increased $18.2 million for the three months ended March 31, 2016, compared with the same period in 2015 due to revenues related to these commercial agreements, partially offset by increased operations and maintenance expenses of $1.6 million and general and administrative expenses of $1.0 million for the first quarter of 2016 compared with the same quarter last year.

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Use of Non-GAAP Financial Measures

Management uses earnings before interest, income taxes, depreciation and amortization, or EBITDA, to measure the company’s financial performance and to internally manage its businesses. Management believes EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to net income or cash flow, which are determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company.

GREEN PLAINS INC.

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
Net loss	$(19,816)	$(3,318)
Interest expense	10,798	9,158
Income tax benefit	(14,893)	(2,447)
Depreciation and amortization	18,145	15,847

EBITDA	$(5,766)	$19,240

Consolidated Financial Position

GREEN PLAINS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets	$918,167	$912,577
Property and equipment, net	920,451	922,070
Other assets	80,794	83,273

Total assets	$1,919,412	$1,917,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$437,634	$438,669
Long-term debt	484,004	432,139
Other liabilities	67,952	88,203

Total liabilities	989,590	959,011
Total Green Plains stockholders’ equity	769,069	797,830
Noncontrolling interest	160,753	161,079

Total liabilities and stockholders’ equity	$1,919,412	$1,917,920

Contact: Jim Stark, Vice President – Investor and Media Relations, Green Plains Inc. (402) 884-8700

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